Exhibit 99(b)(2)

BANC OF AMERICA SECURITIES LLC

BANK OF AMERICA, N.A.

9 West 57th Street

New York, New York 10019

January 22, 2006

Slap Shot Holdings Corp.

c/o Leonard Green & Partners, L.P.

11111 Santa Monica Boulevard

Suite 2000

Los Angeles, California 90025

Attention:	Jonathan Sokoloff,
Managing Partner
Jonathan Seiffer,
Partner

Project Ski

$750.0 million Senior Secured ABL Credit Facilities

$300.0 million Senior Secured Term B Credit Facility

Commitment Letter

Ladies and Gentlemen:

You have advised Bank of America, N.A. (“Bank of America”) and Banc of America Securities LLC (“BAS” and, together with Bank of America, “we” or “us”) that you (you are sometimes referred to herein as “Holdings”) have been formed and are controlled by Leonard Green & Partners, L.P. (“LGP”) and certain affiliates of and certain other co-investors designated by LGP (collectively the “Equity Investors”), and that you intend to acquire (the “Acquisition”) all of the outstanding capital stock of The Sports Authority, Inc., a Delaware corporation (the “Company”), from the existing shareholders of the Company (the “Sellers”). The Acquisition will be structured as a merger (the “Merger”) of a newly formed subsidiary of Holdings with and into the Company with the Company being the surviving corporation. After giving effect to the Acquisition, Holdings will be a holding company that directly owns, and the sole asset of which is, all of the equity interests in the Company.

You have also advised us that you intend to finance the Acquisition, the repayment of certain existing indebtedness of the Company and its subsidiaries, costs and expenses related to the Transaction (as hereinafter defined) and the ongoing working capital and other general corporate purposes of Holdings and its subsidiaries after consummation of the Acquisition from the following sources (and that no financing other than the financing described herein will be required in connection with the Transaction):

(i)            common or preferred equity contributed in cash to Holdings by the Equity Investors of not less than 25% of the total Acquisition consideration (including fees and expenses) (the “Equity Contribution”),

(ii)           approximately $275.0 million in cash proceeds from senior subordinated loans (the “Mezzanine Loans”),

(iii)          approximately $750.0 million in borrowings under a senior secured credit facility (of which approximately $339.0 million will be advanced on the Closing Date as described on Schedule I hereto) consisting of (i) a $685.0 million senior secured revolving facility (the “Senior Secured Revolving Facility”) of the Borrower and (ii) a $65.0 million first in last out revolver advance (the “Last Out Revolver Tranche”) as described in the Summaries of Terms referred to below (collectively, the “Senior ABL Credit Facilities”) of the Borrower (as defined in the Summaries of Terms referred to below), and

(iv)          up to $300.0 million in borrowings under a senior secured term loan facility (the “Term B Facility” and together with the Senior ABL Credit Facilities, the “Facilities”) (as described in the Summaries of Terms referred to below).

The Acquisition, the Merger, the Equity Contribution, the Mezzanine Loans, the entering into and funding of the Facilities and all related transactions are hereinafter collectively referred to as the “Transaction.” The sources and uses for the financing for the Transaction are as set forth on Schedule I hereto.

In connection with the foregoing,

(i)            Bank of America is pleased to advise you of its commitment to provide 100% of the principal amount of each of the Facilities and to act as the sole administrative agent (in such capacity, the “Administrative Agent”) for the Facilities, in each case, all upon and subject to the terms and conditions set forth in this letter, in the summaries of terms attached as Exhibit A, Exhibit B and Exhibit C hereto and incorporated herein by this reference and in the Fee Letter dated the date hereof between you and us (the “Fee Letter”),

(ii)           BAS is pleased to advise you of its willingness, as the sole lead arranger and sole bookrunning manager (in such capacities, the “Lead Arranger”) for the Facilities, to use its best efforts to form a syndicate of financial institutions and institutional lenders (collectively, the “Senior Lenders”) in consultation with you for the Facilities.

All capitalized terms used and not otherwise defined herein shall have the same meanings as specified therefor in the Summaries of Terms. You hereby agree that you shall not solicit any other bank, investment bank, financial institution, person or entity to provide, structure, arrange or syndicate any senior credit facility or other senior financing similar to or as a replacement of the Facilities.

The Lead Arranger intends to commence syndication of each of the Facilities promptly upon your acceptance of this Commitment Letter and the Fee Letter.

Notwithstanding any other provision of this Commitment Letter, Bank of America shall not, except with your written consent, be relieved and novated from its obligations hereunder in connection with any syndication or assignment until after the Closing Date and, unless you agree in writing, Bank of America shall retain exclusive control over all rights and obligations with respect to its initial Commitment, including all rights with respect to consents, modification and amendments, until the Closing Date has occurred and the extensions of credit to be made on such date as contemplated hereby have been made. Bank of America acknowledges and agrees that its Commitment is not conditioned upon a successful syndication

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and that no assignment and assumption by any assignee of any of it obligations in respect of any portion of its Commitment shall relieve Bank of America of its obligations hereunder with respect to such portion of the Commitments prior to the Closing Date.

You agree to actively assist, and to cause Holdings and its subsidiaries to actively assist, the Lead Arranger in achieving a syndication of each such Facility that is satisfactory to the Lead Arranger and you. Such assistance shall include:

(i)            your providing and causing your advisors to provide us and the other Lenders upon request with all information reasonably deemed necessary by us to complete syndication;

(ii)           your assistance in the preparation of an Information Memorandum to be used in connection with the syndication of each such Facility;

(iii)          using your best efforts to ensure that the syndication efforts of the Lead Arranger benefit materially from your existing lending relationships and the existing banking relationships of the Company; and

(iv)          otherwise assisting us in our syndication efforts, including by making your officers and advisors and the officers and advisors of the Company and its subsidiaries available from time to time to attend and make presentations regarding the business and prospects of Holdings and its subsidiaries at one or more meetings of prospective Lenders and rating agency presentations.

You hereby agree that the Information Memorandum to be used in connection with the syndication of each Facility shall be completed at least 30 days prior to the Closing Date (as hereinafter defined).

It is understood and agreed that the Lead Arranger will manage and control all aspects of the syndication of each Facility, including decisions as to the selection of prospective Lenders (subject to your consent, which will not unreasonably be withheld) and any titles offered to proposed Lenders, when commitments will be accepted and the final allocations of the commitments among the Lenders. It is understood that no Lender participating in either Facility will receive compensation from you in order to obtain its commitment, except on the terms contained herein and in the Summaries of Terms. It is also understood and agreed that the amount and distribution of the fees among the Lenders will be at the sole and absolute discretion of us. Notwithstanding the foregoing, you shall be entitled to select a Lender or Lenders to provide not more than 40% of the commitments under the Facilities (and to receive not more than 40% of the fees payable to the Lead Arranger under the Fee Letter); provided that (i) such Lender or Lenders shall be reasonably acceptable to us and (ii) Bank of America and BAS, as applicable, shall appear on the top “left” of any marketing and other similar materials prepared in connection with the syndication of any of the Facilities.

You hereby represent, warrant and covenant that (i) all information, other than Projections (as defined below), that has been or is hereafter made available to us or the Lenders by you or any of your representatives (or on your or their behalf) or by the Company or any of its subsidiaries or representatives (or on their behalf) in connection with any aspect of the Transaction (the “Information”), taken as a whole, is and will be complete and correct in all material respects and does not and will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not misleading and (ii) all financial projections concerning Holdings and its subsidiaries that have been or are hereafter made available to us or the Lenders by you or any of your representatives (or on your or their behalf) or by the Company or any of its subsidiaries or representatives (or on their behalf)

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(the “Projections”) have been or will be prepared in good faith based upon reasonable assumptions. You agree to furnish us with such Information and Projections as we may reasonably request and to supplement the Information and the Projections from time to time until the Closing Date so that the representation, warranty and covenant in the immediately preceding sentence is complete and correct on the Closing Date. In issuing the commitments hereunder and in arranging and syndicating the Facilities, we are and will be using and relying on the Information and the Projections without independent verification thereof. The Information and Projections provided to us prior to the date hereof are hereinafter referred to as the “Pre-Commitment Information.”

You hereby acknowledge that (a) the Lead Arranger will make available Information and Projections (collectively, “Borrower Materials”) to the proposed syndicates of Lenders by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the proposed Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Borrower or its securities) (each, a “Public Lender”). You hereby agree that (w) you will use commercially reasonable efforts to identify that portion of the Borrower Material that may be distributed to the Public Lenders and include a reasonably detailed term sheet among such Borrower Materials and that all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC,” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” you shall be deemed to have authorized the Lead Arranger and the proposed Lenders to treat such Borrower Materials as either publicly available information or not material information (although it may be sensitive and proprietary) with respect to the Borrower or its securities for purposes of United States federal and state securities laws; (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor”; and (z) the Lead Arranger shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.”

The commitment of Bank of America in respect of the Facilities and the undertakings of BAS to provide the services described herein are subject to the satisfaction in a manner acceptable to the Lead Arranger of each of the conditions precedent set forth in Exhibit C and the following: (a) the negotiation, execution and delivery of customary definitive documentation consistent with the Exhibits hereto (including customary legal opinions, officers’ certificates and other customary documents) with respect to each such Facility reasonably satisfactory to the Lead Arranger and Lenders under such Facility; and (b) prior to and during the syndication of the Facilities, there shall be no offering, placement or arrangement of any debt securities or bank financing by or on behalf of you, the Company or any of your or its affiliates (other than placement or distribution of up to $350 million of the Mezzanine Loans).

Notwithstanding anything in this Commitment Letter, the Exhibits hereto, the Fee Letter or any other letter agreement or other undertaking concerning the financing of the Acquisition to the contrary, (a) the only representations the making of which shall be a condition to the availability of the Facilities on the Closing Date shall be (i) such of the representations made by or with respect to the Company, its subsidiaries and their businesses in the Purchase Agreement (but only to the extent that you have the right to terminate your obligations under the Purchase Agreement as a result of a breach of such representations in the Purchase Agreement) and (ii) the Specified Representations (as defined below), and (b) the terms of the documentation for the Facilities shall be such that they do not impair the availability of the Facilities on the Closing Date if the conditions set forth herein and in the Exhibits hereto are satisfied (it being understood that to the extent any security interest in the intended Collateral or any deliverable related to the perfection of security interests in the intended Collateral (other than any Collateral the security interest in which may be perfected by the filing of a UCC financing statement or the delivery of stock certificates and the security agreement giving rise to the security interest therein) is not provided on the Closing Date after your use of commercially reasonable efforts to do so, the provision of such security interest(s) or

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deliverable shall not constitute a condition precedent to the availability of the Facilities on the Closing Date but shall be required to be delivered after the Closing Date pursuant to arrangements to be mutually agreed by the Lead Arranger and the Borrower). “Specified Representations” means representations relating to corporate power and authority to enter into the documentation relating to the Facilities, due execution, delivery and enforceability of such documentation, Federal Reserve margin regulations, the Investment Company Act, the status of the Facilities as “senior debt” and, subject to clause (b) of the preceding sentence, the perfection and required priority of the security interests granted in any Collateral.

By executing this Commitment Letter, you agree to reimburse us from time to time on demand for all reasonable and documented out-of-pocket fees and expenses (including, but not limited to, (i) the reasonable fees, disbursements and other charges of Cahill Gordon & Reindel LLP, as counsel to the Lead Arranger, and Riemer & Braunstein LLP, as counsel to the Administrative Agent, and of special and local counsel to the Lenders retained by the Lead Arranger or the Administrative Agent and (ii) due diligence expenses incurred in connection with the Facilities, the syndication thereof, the preparation of the definitive documentation therefor and the other transactions contemplated hereby).

You agree to indemnify and hold harmless Bank of America, BAS, each Lender and each of their affiliates and their respective officers, directors, employees, agents, advisors and other representatives (each an “Indemnified Party”) from and against (and will reimburse each Indemnified Party as the same are incurred for) any and all claims, damages, losses, liabilities and expenses (including, without limitation, the reasonable fees, disbursements and other charges of counsel) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) (i) this Commitment Letter, (ii) any aspect of the Transaction or any similar transaction and any of the other transactions contemplated thereby or (iii) the Facilities and any other financings, or any use made or proposed to be made with the proceeds thereof (in all cases, whether or not caused or arising, in whole or in part, out of the comparative, contributory or sole negligence of the Indemnified Party), except to the extent such claim, damage, loss, liability or expense is found in a final, nonappealable judgment by a court of competent jurisdiction (and the Indemnified Party had an opportunity to appear and be heard by such court) to have resulted from such Indemnified Party’s gross negligence or willful misconduct. In the case of an investigation, litigation or proceeding to which the indemnity in this paragraph applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by you, your equityholders or creditors or an Indemnified Party, whether or not an Indemnified Party is otherwise a party thereto and whether or not any aspect of the Transaction is consummated. You also agree that no Indemnified Party shall have any liability (whether direct or indirect, in contract or tort or otherwise) to you or your subsidiaries or affiliates or to your or their respective equity holders or creditors arising out of, related to or in connection with any aspect of the Transaction, except to the extent of direct, as opposed to special, indirect, consequential or punitive, damages determined in a final non-appealable judgment by a court of competent jurisdiction (and the Indemnified Party had an opportunity to appear and be heard by such court) to have resulted from such Indemnified Party’s gross negligence or willful misconduct. It is further agreed that Bank of America shall only have liability to you (as opposed to any other person), that Bank of America shall each be liable solely in respect of its own commitment to the Facilities on a several, and not joint, basis with any other Lender and that such liability shall only arise to the extent damages have been caused by a breach of Bank of America’s obligations hereunder to negotiate in good faith definitive documentation for the Facilities on the terms set forth herein as determined in a final, non-appealable judgment by a court of competent jurisdiction (and the Indemnified Party had an opportunity to appear and be heard by such court). Notwithstanding any other provision of this Commitment Letter, no Indemnified Party shall be liable for any damages arising from the use by others of information or other materials obtained through electronic telecommunications or other information transmission systems.

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This Commitment Letter and the Fee Letter and the contents hereof and thereof are confidential and, except for the disclosure hereof or thereof on a confidential basis to your directors, officers, employees, accountants, attorneys and other professional advisors retained by you in connection with the Transaction or as otherwise required by law, may not be disclosed in whole or in part to any person or entity without our prior written consent; provided, however, it is understood and agreed that you may disclose this Commitment Letter, but not the Fee Letter, (i) on a confidential basis to the board of directors, officers, employees, attorneys and advisors of the Company in connection with their consideration of the Transaction and (ii) after your acceptance of this Commitment Letter and the Fee Letter, in filings with the Securities and Exchange Commission (including in proxy statements), to the extent required, and other applicable regulatory authorities and stock exchanges and to the ratings agencies. We shall be permitted to use information related to the syndication and arrangement of the Facilities in connection with marketing, press releases or other transactional announcements or updates provided to investor or trade publications, provided that the content and final form of any such press releases/transactional updates shall be reasonably acceptable to the Borrower. We hereby notify you that, pursuant to the requirements of the USA Patriot Act, Title III of Pub. L. 107-56 (signed into law on October 26, 2001) (the “Patriot Act”), each of us is required to obtain, verify and record information that identifies you, the Borrower and each Guarantor (as defined in the Summaries of Terms), which information includes names and addresses and other information that will allow Bank of America or BAS, as applicable, to identify you, the Borrower and each Guarantor in accordance with the Patriot Act.

You acknowledge that Bank of America, BAS or their affiliates may be providing financing or other services to parties whose interests may conflict with yours. Bank of America and BAS agree that they will not furnish confidential information obtained from you to any of their other customers and that they will treat confidential information relating to you, the Company and your and their respective affiliates with the same degree of care as they treat their own confidential information. Bank of America and BAS further advise you that they will not make available to you confidential information that they have obtained or may obtain from any other customer. In connection with the services and transactions contemplated hereby, you agree that Bank of America and BAS are permitted to access, use and share with any of their bank or non-bank affiliates, agents, advisors (legal or otherwise) or representatives any information concerning you, Holdings, the Company or any of your or their respective affiliates that is or may come into the possession of Bank of America, BAS or any of such affiliates.

In connection with all aspects of each transaction contemplated by this letter, you acknowledge and agree, and acknowledge your affiliates’ understanding, that: (i) the Facilities and any related arranging or other services described in this letter is an arm’s-length commercial transaction between you and your affiliates, on the one hand, and Bank of America and BAS, on the other hand, and you are capable of evaluating and understanding and understand and accept the terms, risks and conditions of the transactions contemplated by this letter; (ii) in connection with each transaction contemplated hereby and the process leading to such transaction, Bank of America and BAS each is and has been acting solely as a principal and is not acting as an agent or fiduciary, for you or any of your affiliates, stockholders, creditors or employees or any other party; (iii) none of Bank of America nor BAS has assumed or will assume an advisory or fiduciary responsibility in your or your affiliates’ favor with respect to any of the transactions contemplated hereby or the process leading thereto (irrespective of whether Bank of America or BAS has advised or is currently advising you or your affiliates on other matters) and none of Bank of America or BAS has any obligation to you or your affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth in this letter; (iv) Bank of America and BAS and their respective affiliates may be engaged in a broad range of transactions that involve interests that differ from yours and your affiliates’ and Bank of America and BAS have no obligation to disclose any of such interests by virtue of any fiduciary or advisory relationship; and (v) Bank of America and BAS have not provided any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby and you have consulted your own legal, accounting, regulatory and tax advisors to the extent you have deemed appropriate.

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You hereby waive and release, to the fullest extent permitted by law, any claims that you may have against Bank of America and BAS with respect to any breach or alleged breach of fiduciary duty.

This Commitment Letter and the Fee Letter shall be governed by, and construed in accordance with, the laws of the State of New York. Each of you, Bank of America and BAS hereby irrevocably waives any and all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Commitment Letter, the Fee Letter, the Transaction and the other transactions contemplated hereby and thereby or the actions of Bank of America and BAS in the negotiation, performance or enforcement hereof. Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Commitment Letter or the transactions contemplated hereby, or for recognition or enforcement of any judgment, and agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court.

The provisions of the immediately preceding six paragraphs shall remain in full force and effect regardless of whether any definitive documentation for the Facilities shall be executed and delivered, and notwithstanding the termination of this Commitment Letter or any commitment or undertaking of Bank of America or BAS hereunder.

This Commitment Letter and the Fee Letter may be executed in multiple counterparts and by different parties hereto in separate counterparts, all of which, taken together, shall constitute an original. Delivery of an executed counterpart of a signature page to this Commitment Letter or the Fee Letter by telecopier or facsimile shall be effective as delivery of a manually executed counterpart thereof.

This Commitment Letter and the Fee Letter embody the entire agreement and understanding among Bank of America, BAS, you, Holdings and your and its affiliates with respect to the Facilities and supersede all prior agreements and understandings relating to the subject matter hereof. However, please note that the terms and conditions of the commitments of Bank of America and the undertaking of BAS hereunder are not limited to those set forth herein, in the Summaries of Terms or the Fee Letter. Those matters that are not covered or made clear herein, in the Summaries of Terms or the Fee Letter are subject to mutual agreement of the parties. No party has been authorized by Bank of America or BAS to make any oral or written statements that are inconsistent with this Commitment Letter.

This Commitment Letter is not assignable by you without our prior written consent and is intended to be solely for the benefit of the parties hereto and the Indemnified Parties.

All commitments and undertakings of Bank of America and BAS hereunder with respect to the Facilities will expire at 5:00 p.m. (New York City time) on February 15, 2006, unless you execute this Commitment Letter and the Fee Letter and return them to us prior to that time. Thereafter, all commitments and undertakings of Bank of America and BAS hereunder will expire on the earliest of (a) July 31, 2006, unless the Closing Date occurs on or prior thereto, (b) the closing of the Acquisition without the use of the Facilities and (c) the acceptance by the Company or any of its affiliates of an offer for all or any substantial part of the capital stock or property and assets of the Company and its subsidiaries other than as part of the Transaction.

THIS COMMITMENT LETTER AND THE FEE LETTER REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS

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OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

[THE BALANCE OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

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We are pleased to have the opportunity to work with you in connection with this important financing.

Very truly yours,

BANK OF AMERICA, N.A.

By	/s/ Douglas M. Ingram
	Name:	Douglas M. Ingram
	Title:	Managing Director

BANC OF AMERICA SECURITIES LLC

By:	/s/ Douglas M. Ingram
	Name:	Douglas M. Ingram
	Title:	Managing Director

[Signature Page - Commitment Letter]

THE PROVISIONS OF THIS COMMITMENT LETTER

ARE ACCEPTED AND AGREED TO AS OF THE DATE

FIRST ABOVE WRITTEN:

SLAP SHOT HOLDINGS CORP.

By	/s/ Jonathan A. Seiffer
Name: Jonathan A. Seiffer
Title: President

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Schedule I

SOURCES AND USES OF FUNDS*

($ in millions)

Sources

Senior ABL Credit Facilities**	$339.0

Paramus Mortgage Loan	$6.0

Capital Leases	$0.5

Term Loan B	$300.0

Senior Subordinated Mezzanine	$275.0

Common Equity Financing***	$438.2

Total Sources	$1,358.7

Uses

Purchase of Equity	$1,043.2

Paramus Mortgage Loan	$6.0

Refinancing of Existing Debt	$244.0

Capital Leases	$0.5

Estimated fees and expenses	$65.0

Total Uses	$1,358.7

*         Assumes a closing date of January 31, 2006. The actual amount to be drawn under the Senior ABL Credit Facilities will be adjusted based on actual working capital levels on the closing date.

**       Total Senior ABL Credit Facilities size is $750.0 million.

***    Not to represent less than 25% of the total sources.

EXHIBIT A

Project Ski

Senior ABL Credit Facilities

Summary of Terms and Conditions

[Capitalized terms not otherwise defined herein have the same meanings as specified therefor in the Commitment Letter to which this Exhibit A is attached]

borrower:

TSA Stores, Inc., a Delaware corporation (the “Borrower”). The Borrower, its and Holding’s subsidiaries are collectively referred to herein as the “Companies”.

equity investors:

Leonard Green & Partners, L.P. and certain affiliates and certain investors designated by it (collectively, the “Equity Investors”). Upon consummation of the Transaction, 100% of the equity of Holdings will be owned by the Equity Investors.

HOLDINGS:

Slap Shot Holdings Corp., a Delaware corporation (“Holdings”).

GUARANTORS:

The obligations of the Borrower and its subsidiaries under the Senior ABL Credit Facilities and under any treasury management, interest protection or other hedging arrangements entered into with a Lender (or any affiliate thereof) will be guaranteed by Holdings and each existing and future direct and indirect subsidiary of Holdings, other than any subsidiary that is a “controlled foreign corporation” (a “CFC”) under Section 957 of the Internal Revenue Code. All guarantees will be guarantees of payment and not of collection.

ADMINISTRATIVE AND COLLATERAL AGENT:

Bank of America, N.A. (“Bank of America”) will act as sole and exclusive administrative and collateral agent (the “Administrative Agent”).

LEAD ARRANGER AND BOOKRUNNING MANAGER:

Banc of America Securities LLC (“BAS” or the “Lead Arranger”) will act as sole and exclusive lead arranger and sole and exclusive bookrunning manager.

SENIOR LENDERS:

Bank of America and other banks, financial institutions and institutional lenders acceptable to the Administrative Agent, the Lead Arranger and the Borrower.

SENIOR ABL CREDIT FACILITIES:

A $750,000,000 (the “Loan Cap”) fully underwritten senior secured revolving credit facility, of which up to $65,000,000 shall consist of a first in, last out revolver advance (the “Last Out Revolver Tranche”) and $685,000,000 shall consist of a last in first out revolver advance (the “Senior Secured Revolving Facility” or the

“Revolver”). The Last Out Revolver Tranche shall be fully drawn on the Closing Date, The Senior ABL Credit Facilities shall have a sublimit in an amount to be determined for the issuance of standby and documentary letters of credit (each a “Letter of Credit”). In addition, to facilitate borrowings, the Senior ABL Credit Facilities will include a swingline sub-facility for same day borrowings in an aggregate amount not to exceed $75,000,000. Any such swingline loan(s) will reduce availability under the Senior ABL Credit Facilities on a dollar-for-dollar basis. Loans to the Borrower shall be limited to amounts available based on the Borrowing Base (but in no event in excess of the Loan Cap).

Letters of Credit will be initially issued by the Bank of America, and each of the Senior Lenders under the Senior ABL Credit Facilities will purchase an irrevocable and unconditional participation in each Letter of Credit.

After giving effect to the Transaction on the Closing Date, there will be at least $125.0 million of Excess Availability (to be defined in the definitive loan documents) under the Senior ABL Credit Facilities.

PURPOSE:

The proceeds of the Senior ABL Credit Facilities shall be used to (i) finance in part the Acquisition; (ii) refinance certain existing indebtedness of the Company and its subsidiaries; (iii) pay fees and expenses incurred in connection with the Transaction; and (iv) provide ongoing working capital and for other general corporate purposes of the Borrower and its subsidiaries.

CLOSING DATE:

The date of the initial extension of credit under the Senior ABL Credit Facilities, which shall occur on or before July 31, 2006 (the “Closing Date”).(a)

INTEREST RATES:

The interest rates per annum applicable to the Senior ABL Credit Facilities will be LIBOR plus the Applicable Margin (as hereinafter defined) or, at the option of the Borrower, the Alternate Base Rate (to be defined as the higher of (x) the Bank of America prime rate and (y) the Federal Funds rate plus 0.50%) plus the Applicable Margin. All Swing Line Loans shall bear interest at the Alternate Base Rate plus the Applicable Margin. The Applicable Margin means

(b) for the first six months after the Closing Date, in the case of LIBOR advances and in the case of Alternate Base Rate advances,

(a) Actual Closing Date to be determined.

the applicable margins in the pricing grid below under Pricing Level 3, and

(c)           thereafter, a percentage per annum to be adjusted quarterly in accordance with a pricing grid below, based on the daily average Excess Availability for the prior three month period.

Pricing Level	Daily Average Excess Availability	Revolver Libor Margin	Revolver Base Margin	Last Out Revolver Tranche Libor Margin	Last Out Revolver Tranche Base Margin
1	Greater than $300 million	1.00%	0.00%	3.00%	1.50%

2	Greater than $200 million and less than or equal to $300 million	1.25%	0.00%	3.00%	1.50%

3	Greater than $100 million and less than or equal to $200 million	1.50%	0.00%	3.00%	1.50%

4	Less than or equal to $100 million	1.75%	0.25%	3.00%	1.50%

Alternate Base Rate Loans shall require one business day’s advance notice. LIBOR Rate Loans shall require three business days’ advance notice. Interest on Alternate Base Rate Loans will be due and payable quarterly in arrears. The Borrower may select interest periods of one, two, three or six months for LIBOR advances. Interest on LIBOR advances shall be payable at the end of the selected interest period, but no less frequently than quarterly.

During the continuance of any event of default under the loan documentation, the Applicable Margin on all obligations owing under the loan documentation shall increase by 2% per annum.

commitment fee:

Commencing on the Closing Date, a commitment fee of 0.25% per annum shall be payable on the unused portion of the Senior ABL Credit Facilities, such fee to be payable quarterly in arrears and on the date of termination or expiration of the commitment.

letter of credit fees:

Standby Letter of Credit Fees shall be set at the Revolver LIBOR Rate Applicable Margin and Documentary Letter of Credit Fees will be set at 50% of the Revolver LIBOR Rate Applicable Margin. In addition, the Borrower shall pay the Issuer customary fees for the negotiation and amendment of each Letter of Credit as agreed between the Borrower and the Issuer from time to time. Borrower shall pay the Issuer, for its own account, a fronting fee equal to 1/8 of 1% on the aggregate outstanding stated amount of all Letters of Credit, payable quarterly in arrears.

CALCULATION OF INTEREST AND FEES:

Other than calculations in respect of interest at the Alternate Base Rate (which shall be made on the basis of actual number of days elapsed in a 365/366 day year), all calculations of interest and fees shall be made on the basis of actual number of days elapsed in a 360-day year.

MATURITY:

The Senior ABL Credit Facilities shall terminate and all amounts outstanding thereunder shall be due and payable in full 5 years after the Closing Date.

BORROWING BASE:

The aggregate amount of loans made and Letters of Credit issued under the Senior ABL Credit Facilities (including the Last Out Revolver Tranche) shall at no time exceed the lesser of the Loan Cap or the Borrowing Base.

The Borrowing Base shall be calculated as follows:

The sum of (i) the Inventory Advance Rate multiplied by the net appraised recovery value of Eligible Inventory, plus (ii) the Receivables Advance Rate multiplied by the face amount of Eligible Credit Card Receivables, plus (iii) the Receivables Advance Rate multiplied by the face amount of Eligible Trade Receivables, plus (iv) the Real Estate Advance Rate multiplied by the fair market value of Eligible Real Estate, minus (v) such reserves as the Administrative Agent may establish from time to time in its reasonable discretion.

For the Revolver (but not the Last Out Revolver Tranche), the Inventory Advance Rate shall be (a) 90% through the first anniversary of the Closing Date and (b) 85% thereafter except during four monthly periods in the aggregate at the Borrower’s option consistent with the Borrower’s existing ABL facility each year, at which time the Inventory Advance Rate shall be 90%. For the Last Out Revolver Tranche, the Inventory Advance Rate, when combined with the Inventory Advance Rate for the Revolver, shall be 100% through the first anniversary of the Closing Date and 95% thereafter.

The Real Estate Advance Rate for the Revolver (but not the Last Out Revolver Tranche), shall be 50%. For the Last Out Revolver Tranche, the Real Estate Advance Rate, when combined with the Real Estate Advance Rate for the Revolver, shall not exceed 60%.

The Receivables Advance Rate shall be 90%.

The initial reserves and the definitions of “Eligible Inventory,” “Eligible Credit Card Receivables”, “Eligible Trade Receivables” and “Eligible Real Estate” shall be established following completion of an appraisal of the inventory and real estate, an environmental site assessment of the real estate, and a commercial finance examination. Without limiting any other eligibility requirements, (a) Eligible Inventory shall consist of (i) finished goods inventory included in the Borrower’s stock ledger, as to which the Administrative Agent has a first perfected security interest, and (ii) Eligible L/C Inventory (which shall consist of inventory for which the Administrative Agent shall have issued a commercial letter of credit to support the purchase price thereof, which letter of credit has an expiry within sixty days of issuance, and which inventory has not yet been delivered to the Borrower, as to which the Administrative Agent has a first perfected lien on the documents of title evidencing such inventory), (b) Eligible Credit Card Receivables shall consist of receivables due from major credit card processors such as American Express, Visa, Mastercard, and Discover, consistent with the Borrower’s existing ABL facility, (c) Eligible Trade Receivables shall consist of receivables due from account debtors not more than a number of days old to be mutually agreed, and (d) Eligible Real Estate shall consist of real estate owned in fee by the Borrower or Guarantors or which is the subject of a long term ground lease on real estate improved by a building owned by the Borrower or Guarantors and currently used as a store or distribution center, on which the Revolver Agent obtains a satisfactory appraisal and environmental site assessment and a first priority lien and which ground lease is reasonably acceptable to the Agent.

BORROWING BASE REPORTING:

So long as Excess Availability (to be defined) equals or exceeds thirteen percent (13%) of the Borrowing Base, Borrowing Base reporting will consist of a monthly borrowing base certificate in form and substance satisfactory to the Administrative Agent. If Excess Availability is less then thirteen percent (13%) of the Borrowing Base and/or there is an Event of Default under the Senior ABL Credit Facilities, such certificate, may, at the sole discretion of the Administrative Agent, be required to be delivered on a weekly basis.

CASH MANAGEMENT:

Collections and proceeds of the collateral shall be subject to appropriate cash management provisions including lock box arrangements and blocked account agreements with certain depositary banks. All documentation relating to dominion of cash would be executed at closing, however would only be exercised by the Administrative Agent in the event that Excess Availability is less than or equal to seven percent (7%) of the Borrowing Base and/or there is an Event of Default under the Senior ABL Credit Facilities.

MANDATORY PREPAYMENTS:

Subject to the terms of the Intercreditor Agreement (as defined in Exhibit B) and subject to customary and other exceptions to be agreed, in addition to prepayments made during a cash dominion period, the Senior ABL Credit Facilities shall be prepaid with:

(a)           100% of all net cash proceeds (i) from sales of property and assets of Holdings and its subsidiaries (with exceptions to include sales of inventory in the ordinary course of business, and subject to reinvestment rights to be determined), (ii) of Extraordinary Receipts (to be defined in the loan documentation, but to exclude cash receipts in the ordinary course of business) and (iii) from the issuance or incurrence after the Closing Date of additional debt of Holdings or any of its subsidiaries otherwise permitted under the loan documentation (subject to exceptions to be determined), and

(b)           100% of all net cash proceeds from the issuance of additional equity interests in Holdings or any of its subsidiaries otherwise permitted under the loan documentation.

In addition, the Senior ABL Credit Facilities shall be prepaid to the extent that the outstanding credit extensions exceed the lesser of the Loan Cap or the Borrowing Base.

Except after the occurrence and during the continuation of an Event of Default, all amounts prepaid may be reborrowed, subject to the terms hereof.

OPTIONAL PREPAYMENTS AND COMMITMENT REDUCTIONS:

The Senior ABL Credit Facilities commitment may be reduced at any time in whole or in part, subject to minimum prepayments of $10.0 million or integral multiples of $10.0 million in excess of $10.0 million without premium or penalty. If the amounts owed under the Revolver are repaid in full then the Borrower may prepay amounts owed under the Last Out Revolver Tranche. If the Last Out Revolver Tranche is prepaid in whole or in part, any borrowings thereafter requested shall be first made under the Last Out Revolver Tranche until the Last Out Revolver Tranche is again fully borrowed before any borrowings are made under the Revolver. The Borrower may also repay in full and terminate the Last Out Revolver Tranche if at the time of such payment and termination (a) there is Excess Availability after giving effect to such prepayment in an amount not less than 20% of the Borrowing Base, and (b) the Borrower has demonstrated to the Revolver Agent on a pro forma basis, average Excess Availability for the next twelve months will not be less that 20% of the Borrowing Base. For purposes hereof, the Borrowing Base and Excess Availability shall be calculated based on the Inventory Advance Rate and the Real Estate Advance Rate for the Revolver (and not on such rates for the Last Out Revolver Tranche).

SECURITY:

The Senior ABL Credit Facilities (and all cash management services and other bank products provided to any of the Borrower or Guarantors by Bank of America, BAS or any other Lender or their affiliates) will be secured by a first priority (subject to exceptions to be mutually agreed) perfected security position on all owned real property and all inventory and accounts of the Borrower and Guarantors, together with all general intangibles relating to inventory and accounts (including payment intangibles, software, trademarks and other intellectual property relating to such inventory and accounts), all contract rights under agreements relating to inventory, accounts and all owned real property, all documents relating to inventory, all supporting obligations and letter-of-credit rights relating to inventory, accounts and all owned real property, all instruments evidencing payment for inventory, accounts and all owned real property; all money, cash, cash equivalents, securities and other property of any kind held directly or indirectly by the Administrative Agent or any Lender; all deposit accounts, credits, and balances with any financial institution with which the Borrower maintains deposits and which contain proceeds of or collections on, inventory, accounts and all owned real property; all books, records and other property related to or referring to any of the foregoing, including books, records, account ledgers, data processing records, computer software and other property and all proceeds of any of the foregoing, including, but not limited to, proceeds of any insurance policies, claims against third parties, subject to exceptions and liens to be mutually agreed.

The Senior ABL Credit Facilities will also be secured by a second priority perfected security position on substantially all personal property of the Borrower and the Guarantors (other than leasehold interests), subject to exceptions and liens to be mutually agreed, and except to the extent (i) the cost of obtaining security interests in any such item of collateral is excessive (as reasonably determined by the Administrative Agent) in relation to the benefit to the Lenders, or (ii) any rights or property acquired under a lease, contract, property rights agreement or license, the grant of a security interest in which shall constitute or result in (A) the abandonment, invalidation or unenforceability of any right, title or interest of any Borrower or Guarantor therein or (B) a breach or termination pursuant to the terms of, or a default under, any lease, contract, property rights agreement or license (other than to the extent that any restriction on such assignment would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the UCC (or any successor provision or provisions) of any relevant jurisdiction or any other applicable law or principles of equity), provided that the proceeds therefrom shall not be excluded from the definition of collateral to the extent that the assignment of such proceeds is not prohibited. The Administrative Agent shall enter into an intercreditor agreement with the holders of a first priority lien on such other assets which intercreditor agreement shall be on terms and conditions reasonably satisfactory to the Administrative Agent and the Borrower and which shall in any event provide that the Administrative Agent shall have the right to utilize, at no cost or expense, such properties of the Borrower and Guarantors to the extent necessary to sell, lease or otherwise dispose of the inventory and accounts after an event of default.

All proceeds from the liquidation of the collateral from the Borrower and the Guarantors shall be first applied to obligations other than the Last Out Revolver Tranche, and after payment of such obligations will be applied to the Last Out Revolver Tranche.

All of the above described pledges, security interests, and mortgages shall be created on terms, and pursuant to documentation reasonably satisfactory to the Administrative Agent.

CONDITIONS PRECEDENT TO EACH BORROWING UNDER THE SENIOR ABL CREDIT FACILITIES:

Subject to the last paragraph on page 4 of the Commitment Letter, each borrowing or issuance or renewal of a Letter of Credit under the Senior ABL Credit Facilities will be subject to satisfaction of the following conditions precedent: (i) all of the representations and warranties in the loan documentation shall be true and correct in all material respects, (ii) no defaults or Events of Default shall have occurred and be continuing and (iii) the aggregate principal amount of all outstanding advances under the Revolver and the Last Out Revolver Tranche and the aggregate undrawn amount of all outstanding Letters of Credit on such date, after giving effect to such borrowing or the issuance or renewal of such Letter of Credit, shall not exceed the lesser of the Loan Cap or the Borrowing Base on such date.

REPRESENTATIONS AND WARRANTIES:

Usual and customary for a transaction of this type, with exceptions, qualifications and materiality to be mutually agreed, including, but not limited to, the following: (i) corporate status; (ii) corporate power and authority and enforceability; (iii) no material violation of, or conflicts with, law, material contracts or organizational documents; (iv) no material litigation; (v) accuracy and completeness of specified financial statements and other information, adequacy of internal controls and no material adverse change; (vi) no required governmental or third party approvals or consents; (vii) use of proceeds/compliance with margin regulations; (viii) valid title to property and assets (including intellectual property and licenses), free and clear of liens, charges and other encumbrances; (ix) status under Investment Company Act; (x) ERISA matters; (xi) environmental matters; (xii) labor matters; (xiii) status and adequacy of insurance; (xiv) status of subsidiaries and perfected liens, security interests and charges; (xv) solvency; (xvi) tax status and payment of taxes; (xvii) acquisition matters; (xviii) indebtedness and liens; (xix) compliance with applicable laws; (xx) no default; (xxi) licenses and permits; (xxii) owned and leased business locations; (xxiii) lines of business; (xxiv) intellectual property matters; (xxv) senior debt and designated senior debt and (xxvi) affiliate transactions. In addition, the security documents shall contain representations and warranties with respect to the Collateral which are usual and customary for transactions of this type.

COVENANTS:

Usual and customary for a transaction of this type (applicable to Holdings and its subsidiaries), with exceptions, baskets and materiality to be mutually agreed but including (without limitation):

(a)           Affirmative Covenants - (i) financial statements and forecasts and collateral reporting; (ii) certificates and other information; (iii) notices; (iv) payment of taxes; (v) preservation of corporate existence, etc.; (vi) maintenance of properties; (vii) maintenance of insurance; (viii) compliance with laws and regulations; (ix) proper books and records; (x) visitation and inspection rights; (xi) use of proceeds; (xii) additional guarantees, collateral, etc.; (xiii) compliance with environmental laws; (xiv) environmental reports; (xv) further assurances; and (xvi) physical inventories.

(b)           Negative Covenants - Restrictions on (i) liens; (ii) debt; (iii) loans, acquisitions, joint ventures and other investments; (iv) mergers, consolidations, etc.; (v) sales, transfers and other dispositions of property or assets (with exceptions to include sales of inventory in the ordinary course of business); (vi) sale and leaseback transactions; (vii) dividends, distributions, redemptions and other restricted payments; (viii) changes in the nature of business; (ix) transactions with affiliates; (x) payment and dividend restrictions affecting subsidiaries of the Borrower; (xi) capital expenditures; (xii) amending or modifying organizational documents, subordinated debt documents and transaction documents; (xiii) prepaying, redeeming or repurchasing certain debt; (xiv) changes in accounting policies or reporting practices; (xv) becoming a general partner in any partnership; (xvi) hedging or derivative transactions for speculative purposes; and (xvii) passive holding company.

(c)           In addition, the security documents shall contain affirmative and negative covenants with respect to the Collateral which are usual and customary for transactions of this type.

(d)           Financial Covenants - None unless Excess Availability is less than 10% of the Borrowing Base, at which time the Borrower will be subject to a minimum Fixed Charge Coverage covenant of 1.1:1.0. Fixed Charge Coverage will be defined as the ratio of (a) EBITDA less capital expenditures less cash taxes to (b) the sum of debt service charges and restricted payments. The Fixed Charge Coverage covenant, when applicable, shall be tested at such times and for such periods of time as the Borrower and the Administrative Agent shall agree in the definitive documentation for the Senior ABL Credit Facilities.

EVENTS OF DEFAULT:

Usual and customary for a transaction of this type (with grace periods, baskets, and materiality to be mutually agreed), including

(without limitation): (i) nonpayment of principal, interest, fees or other amounts; (ii) failure to perform or observe covenants set forth in the loan documentation within a specified period of time, where customary and appropriate, after such failure; (iii) any representation or warranty proving to have been materially incorrect when made or confirmed; (iv) cross-defaults to other indebtedness in an amount to be agreed; (v) bankruptcy, insolvency proceedings, etc. (with grace period for involuntary proceedings); (vi) inability to pay debts, attachment, etc.; (vii) unpaid monetary judgment defaults in an amount to be agreed and material nonmonetary judgment defaults; (viii) customary ERISA defaults; (ix) actual or asserted invalidity or impairment of loan documentation or Collateral; (x) change of control; (xi) criminal indictment for a felony; (xii) uninsured losses to the Collateral which would be expected to have a material adverse effect; (xiii) the entry of any order which restrains the conduct of the business of the Borrower and its subsidiaries in a material way; (xiv) termination of any Guaranty (except for the release or termination of guaranties as may otherwise be permitted under the Credit Agreement); and (xv) suspension or termination of business.

ASSIGNMENTS AND PARTICIPATIONS:

Each Lender will be permitted to make assignments in respect of the Senior ABL Credit Facilities in a minimum amount equal to $10 million to other financial institutions approved by the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower, which approval shall not be unreasonably withheld or delayed; provided, however, that the approval of the Borrower shall not be required in connection with assignments to other Lenders, to any affiliate of a Lender, or to any Approved Fund (as such term is defined in the definitive documentation). Notwithstanding the foregoing, however, any Lender assigning a Commitment (as such term shall be defined in the definitive loan documentation) shall be required to obtain the approval of the Administrative Agent.

An assignment fee of $3,500 will be charged with respect to each assignment (other than assignments to affiliates). Each Lender will also have the right, without consent of the Borrower or the Administrative Agent, to assign as security all or part of its rights under the loan documentation to any Federal Reserve Bank.

Lenders will be permitted to sell participations with voting rights limited to significant matters such as changes in amount, rate, maturity date and releases of all or substantially all of the Collateral or the value of the guarantees.

WAIVERS AND AMENDMENTS:

Amendments and waivers of the provisions of the loan documentation will require the approval of Lenders holding advances and commitments representing more than 50% of the aggregate advances and commitments under the Senior ABL Credit Facilities, except that (a) the consent of each affected Lender shall be required with respect to (i) increases in commitment amounts, (ii) reductions of principal, interest, or fees and (iii) extensions of scheduled maturities, (b) the consent of all Lenders shall be required with respect to (i) releases of all or substantially all of the Collateral or value of the guarantees and (ii) modifications to the Borrowing Base and component definitions thereof.

INDEMNIFICATION:

The Borrower will indemnify and hold harmless the Administrative Agent, the Lead Arranger, each Lender and each of their affiliates and their officers, directors, employees, agents and advisors from and against all losses, liabilities, claims, damages or expenses arising out of or relating to the Transaction, the Senior ABL Credit Facilities, the Borrower’s use of loan proceeds or the commitments, including, but not limited to, reasonable attorneys’ fees and settlement costs. This indemnification shall survive and continue for the benefit of all such persons or entities, notwithstanding any failure of the Senior ABL Credit Facilities to close.

GOVERNING LAW:

New York.

EXPENSES:

The Borrower will pay all reasonable and documented costs and expenses associated with the due diligence, syndication and closing of the Senior ABL Credit Facilities and the preparation, negotiation and administration of all loan documentation, including, without limitation, the reasonable legal fees of the counsel to the Administrative Agent and BAS, regardless of whether or not the Senior ABL Credit Facilities are closed. The Borrower will also pay the expenses of the Administrative Agent and each Lender in connection with the enforcement of any of the loan documentation

COUNSEL TO THE ADMINISTRATIVE AGENT :

Riemer & Braunstein LLP

MISCELLANEOUS:

Each of the parties shall (i) waive its right to a trial by jury and (ii) submit to New York jurisdiction. The loan documentation will contain customary increased cost, withholding tax, capital adequacy and yield protection provisions.

EXHIBIT B

Project Ski

Term Loan B Facility

Summary of Terms and Conditions

[Capitalized terms not otherwise defined herein have the same meanings as specified therefor in the Commitment Letter to which this Exhibit B is attached]

BORROWER:

Same Borrower as in the Summary of Terms for the Senior ABL Credit Facilities.

GUARANTORS:

Same Guarantors as in the Summary of Terms for the Senior ABL Credit Facilities.

ADMINISTRATIVE AND COLLATERAL AGENT:

Bank of America, N.A. (“Bank of America”) will act as sole and exclusive administrative and collateral agent for the Senior Lenders (the “Administrative Agent”).

LEAD ARRANGER AND BOOKRUNNING

MANAGER:

Banc of America Securities LLC (“BAS” or the “Lead Arranger”) will act as sole and exclusive lead arranger and sole and exclusive bookrunning manager.

SENIOR LENDERS:

Bank of America and other banks, financial institutions and institutional lenders acceptable to the Lead Arranger and selected in consultation with the Borrower.

TERM B FACILITY:

Term B Facility: a $300 million term loan facility, all of which will be drawn on the Closing Date (the “Term B Facility”).

PURPOSE:

The proceeds of the Term B Facility shall be used (i) to finance in part the Acquisition; (ii) to refinance certain existing indebtedness of the Company and its subsidiaries; and (iii) to pay fees and expenses incurred in connection with the Transaction.

CLOSING DATE:

On or before July 31,2006.

INTEREST RATES:

The interest rates per annum (calculated on a 360-day basis) applicable to the Term B Facility will be LIBOR plus the Applicable Margin (as hereinafter defined) or, at the option of the Borrower, the Alternate Base Rate (to be defined as the higher of (x) the Bank of America prime rate and (y) the Federal Funds rate plus 0.50%) plus the Applicable Margin. The Applicable Margin means (i) 3.00% per annum, in the case of LIBOR advances, and 1.50% per annum, in the case of Alternate Base Rate advances.

The Borrower may select interest periods of one, two, three or six months for LIBOR advances. Interest shall be payable at the end of the selected interest period, but no less frequently than quarterly.

During the continuance of any event of default under the loan documentation, the Applicable Margin on all obligations owing under the loan documentation shall increase by 2% per annum.

CALCULATION OF INTEREST AND FEES:

Other than calculations in respect of interest at the Alternate Base Rate (which shall be made on the basis of actual number of days elapsed in a 365/366 day year), all calculations of interest and fees shall be made on the basis of actual number of days elapsed in a 360-day year.

COST AND YIELD PROTECTION:

Customary for transactions and facilities of this type, including, without limitation, in respect of breakage or redeployment costs incurred in connection with prepayments, changes in capital adequacy and capital requirements or their interpretation, illegality, unavailability, reserves without proration or offset and payments free and clear of withholding or other taxes.

MATURITY:

The Term B Facility shall be subject to repayment according to the Scheduled Amortization, with the final payment of all amounts outstanding, plus accrued interest, being due seven years after the Closing Date.

SCHEDULED AMORTIZATION:

The Term B Facility will be subject to quarterly amortization of principal (in equal installments) equal to 0.25% of the initial aggregate Term B Facility advances to be payable during the first 6 3/4 years with the balance to be payable at maturity (the “Scheduled Amortization”).

MANDATORY PREPAYMENTS:

Subject to the terms of the Intercreditor Agreement and except as otherwise required in the Senior ABL Credit Facilities and subject to basket amounts and exceptions to be mutually agreed upon, loans under the Term B Facility shall be prepaid with:

(a)           100% of all net cash proceeds (i) from sales of property and assets of Holdings and its subsidiaries (subject to reinvestment rights to be determined with exceptions to include sales of inventory in the ordinary course of business), (ii) of Extraordinary Receipts (to be defined in the loan documentation, but to exclude cash receipts in the ordinary course of business) and (iii) from the issuance or incurrence after the Closing Date of additional debt of Holdings or any of its subsidiaries otherwise permitted under the loan documentation,

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(b)           100% of all net cash proceeds from the issuance of additional equity interests in Holdings or any of its subsidiaries otherwise permitted under the loan documentation and

(c)           75% (with stepdowns to be agreed) of Excess Cash Flow (to be defined in the loan documentation) of Holdings and its subsidiaries.

Prepayments of the Term B Facility shall be applied first to the next eight scheduled installments of principal of the Term B Facility due following such prepayment, and then pro rata to the remaining amortization payments under the Term B Facility.

OPTIONAL PREPAYMENTS AND COMMITMENT REDUCTIONS:

The Term B Facility may be prepaid at any time in whole or in part without premium or penalty, except that any prepayment of LIBOR advances other than at the end of the applicable interest periods therefor shall be made with reimbursement for any funding losses and redeployment costs of the Senior Lenders resulting therefrom. The unutilized portion of any commitment under the Term B Facility may be reduced or terminated by the Borrower at any time without penalty.

SECURITY:

The Term B Facility will be secured by a first priority (subject to customary exceptions) perfected security interest on substantially all personal property (including payment intangibles, software, trademarks and other intellectual property) (other than (i) leasehold interest to be agreed and (ii) collateral upon which the Senior ABL Credit Facilities have a first priority perfected security position as described in the following paragraph, such collateral, the “ABL Collateral”) and all material leased real property to be agreed of the Borrower and the Guarantors, except to the extent (i) the cost of obtaining security interests in any such item of collateral is excessive (as reasonably determined by the Administrative Agent) in relation to the benefit to the Lenders, (ii) any rights or property acquired under a lease, contract, property rights agreement or license, the grant of a security interest in which shall constitute or result in (A) the abandonment, invalidation or unenforceability of any right, title or interest of the Borrower or Guarantor therein or (B) a breach or termination pursuant to the terms of, or a default under, any lease, contract, property rights agreement or license (other than to the extent that any restriction on such assignment would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the UCC (or any successor provision or provisions) of any relevant jurisdiction or any other applicable law or principles of equity), provided that the proceeds therefrom shall not be excluded from the definition of collateral to the extent that the assignment of such proceeds is not prohibited or (iii) currently leased material real properties for which landlord consent is required and not obtained following the Borrower’s good faith efforts, provided that such good faith efforts shall

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not require any financial accommodation to the landlord including accepting any increase in rent. The collateral agent under the Term B Facility shall enter into an intercreditor agreement (the “Intercreditor Agreement”) with the collateral agent under the Senior ABL Credit Facilities, which intercreditor agreement shall be on terms and conditions reasonably satisfactory to the Administrative Agent and the Borrower and which shall in any event provide that the Administrative Agent shall have the right to utilize, at no cost or expense, such properties of the Borrowers and Guarantors to the extent necessary to sell, lease or otherwise dispose of the inventory and accounts after an event of default (after a grace period to be mutually agreed). The Senior ABL Credit Facilities shall have a second priority perfected security position on all leased and personal property described above that shall be secured by a first priority perfected security position under the Term B Facility.

The Term B Facility will also be secured by a second priority perfected security position on all owned real property and all inventory and accounts of the Borrower and Guarantors, together with all general intangibles relating to inventory and accounts (including payment intangibles, software, trademarks and other intellectual property relating to such inventory and accounts), all contract rights under agreements relating to inventory, accounts and all owned real property, all documents relating to inventory, all supporting obligations and letter-of-credit rights relating to inventory and accounts, all instruments evidencing payment for inventory, accounts and all owned real property; all money, cash, cash equivalents, securities and other property of any kind held directly or indirectly by the Administrative Agent or any Lender; all deposit accounts, credits, and balances with any financial institution with which the Borrowers maintain deposits and which contain proceeds of or collections on, inventory, accounts and all owned real property; all books, records and other property related to or referring to any of the foregoing, including books, records, account ledgers, data processing records, computer software and other property and all proceeds of any of the foregoing, including, but not limited to, proceeds of any insurance policies, claims against third parties (subject to exceptions and liens to be mutually agreed), except to the extent the foregoing does not constitute collateral for Senior ABL Credit Facilities.

All of the property and assets of the Borrower and each Guarantor referred to above shall collectively be referred to as the “Collateral”.

All the above-described pledges, security interests and mortgages shall be created on terms, and pursuant to documentation, reasonably satisfactory to the Administrative Agent and consistent with usual and customary terms for transactions of this type.

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CONDITIONS PRECEDENT TO CLOSING:

Those specified in Exhibit C to the Commitment Letter and, subject to the last paragraph on page 4 of the Commitment Letter, the following conditions precedent: (i) all of the representations and warranties in the loan documentation shall be true and correct in all material respects and (ii) no defaults or Events of Default shall have occurred and be continuing.

REPRESENTATIONS AND WARRANTIES:

Usual and customary for a transaction of this type, with exceptions, qualifications and materiality to be mutually agreed, including, but not limited to, the following: (i) corporate status; (ii) corporate power and authority and enforceability; (iii) no material violation of, or conflicts with, law, material contracts or organizational documents; (iv) no material litigation; (v) accuracy and completeness of specified financial statements and other information, adequacy of internal controls and no material adverse change; (vi) no required governmental or third party approvals or consents; (vii) use of proceeds/compliance with margin regulations; (viii) valid title to property and assets (including intellectual property and licenses), free and clear of liens, charges and other encumbrances; (ix) status under Investment Company Act; (x) ERISA matters; (xi) environmental matters; (xii) labor matters; (xiii) status and adequacy of insurance; (xiv) status of subsidiaries and perfected liens, security interests and charges; (xv) solvency; (xvi) tax status and payment of taxes; (xvii) acquisition matters; (xviii) indebtedness and liens; (xix) compliance with applicable laws; (xx) no default; (xxi) licenses and permits; (xxii) owned and leased business locations; (xxiii) lines of business; (xxiv) intellectual property matters; (xxv) senior debt and designated senior debt; and (xxvi) affiliate transactions. In addition, the security documents shall contain representations and warranties with respect to the Collateral which are usual and customary for transactions of this type.

COVENANTS:

Usual and customary for a transaction of this type (applicable to Holdings and its subsidiaries), with exceptions, baskets and materiality to be mutually agreed but including (without limitation):

(a)           Affirmative Covenants - (i) certificates and other information; (ii) notices; (iii) payment of taxes and other obligations; (iv) preservation of corporate existence, etc.; (v) maintenance of properties; (vi) maintenance of insurance; (vii) compliance with laws and regulations; (viii) proper books and records; (ix) visitation and inspection rights; (x) use of proceeds; (xi) additional guarantees, collateral, etc.; (xii) compliance with environmental laws; (xiii) environmental reports; and (xiv) further assurances.

(b)           Negative Covenants - Restrictions on (i) liens; (ii) debt (with an exception for debt incurred so long as in pro forma compliance with Interest Coverage Ratio (EBITDA/cash interest expense) starting at 2.0:1.0 with step-ups, if any, to be

5

agreed); (iii) loans, acquisitions, joint ventures and other investments; (iv) mergers, consolidations, etc.; (v) sales, transfers and other dispositions of property or assets (with exceptions to include sales of inventory in the ordinary course of business); (vi) sale and leaseback transactions; (vii) dividends, distributions, redemptions and other restricted payments; (viii) changes in the nature of business; (ix) transactions with affiliates; (x) payment and dividend restrictions affecting subsidiaries of the Borrower; (xi) amending or modifying organizational documents, subordinated debt documents, transaction documents; (xii) prepaying, redeeming or repurchasing subordinated debt; (xiii) changes in accounting policies or reporting practices; (xiv) becoming a general partner in any partnership; (xv) hedging or derivative transactions for speculative purposes; and (xvi) passive holding company.

(c)           In addition, the security documents shall contain affirmative and negative covenants with respect to the Collateral which are usual and customary for transactions of this type.

(d)           Financial Covenants - None.

INTEREST RATE PROTECTION:

The Borrower shall obtain interest rate protection in form and with parties acceptable to the Administrative Agent for a notional amount and otherwise on terms to be agreed in the loan documentation.

EVENTS OF DEFAULT:

Usual and customary for a transaction of this type (with grace periods, baskets, and materiality to be mutually agreed), including (without limitation): (i) nonpayment of principal, interest, fees or other amounts; (ii) failure to perform or observe covenants set forth in the loan documentation within a specified period of time, where customary and appropriate, after such failure; (iii) any representation or warranty proving to have been materially incorrect when made or confirmed; (iv) cross-defaults to other indebtedness in an amount to be agreed; (v) bankruptcy, insolvency proceedings, etc. (with grace period for involuntary proceedings); (vi) inability to pay debts, attachment, etc.; (vii) unpaid monetary judgment defaults in an amount to be agreed and material nonmonetary judgment defaults; (viii) customary ERISA defaults; (ix) actual or asserted invalidity or impairment of loan documentation or Collateral; (x) change of control; (xi) criminal indictment for a felony; (xii) uninsured losses to the Collateral which would be expected to have a material adverse effect; (xiii) the entry of any order which restrains the conduct of the business of the Borrower and its subsidiaries in a material way; (xiv) termination of any Guaranty (except for the release or termination of guaranties as may otherwise be permitted under the Credit Agreement); and (xv) suspension or termination of business.

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ASSIGNMENTS AND PARTICIPATIONS:

Each Lender will be permitted to make assignments in respect of the Term B Facility in a minimum amount equal to $1 million to other financial institutions approved by the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower, which approval shall not be unreasonably withheld or delayed; provided, however, that the approval of the Borrower shall not be required in connection with assignments to other Lenders, to any affiliate of a Lender, or to any Approved Fund (as such term is defined in the definitive documentation). Notwithstanding the foregoing, however, any Lender assigning a Commitment (as such term shall be defined in the definitive loan documentation) shall be required to obtain the approval of the Administrative Agent.

An assignment fee of $3,500 will be charged with respect to each assignment (other than assignments to affiliates). Each Lender will also have the right, without consent of the Borrower or the Administrative Agent, to assign as security all or part of its rights under the loan documentation to any Federal Reserve Bank.

Lenders will be permitted to sell participations with voting rights limited to significant matters such as changes in amount, rate, maturity date and releases of all or substantially all of the Collateral or the value of the guarantees.

WAIVERS AND AMENDMENTS:

Amendments and waivers of the provisions of the loan documentation will require the approval of Lenders holding advances and commitments representing more than 50% of the aggregate advances and commitments under the Term B Facility, except that (a) the consent of each affected Lender shall be required with respect to (i) increases in commitment amounts, (ii) reductions of principal, interest, or fees and (iii) extensions of scheduled maturities, (b) the consent of all Lenders shall be required with respect to (i) releases of all or substantially all of the Collateral or value of the guarantees and (ii) modifications to the Borrowing Base and component definitions thereof.

INDEMNIFICATION:

The Borrower will indemnify and hold harmless the Administrative Agent, the Lead Arranger, each Senior Lender and each of their affiliates and their officers, directors, employees, agents and advisors from and against all losses, liabilities, claims, damages or expenses arising out of or relating to the Transaction, the Term B Facility, the Borrower’s use of loan proceeds or the commitments, including, but not limited to, reasonable attorneys’ fees and settlement costs. This indemnification shall survive and continue for the benefit of all such persons or entities, notwithstanding any failure of the Term B Facility to close.

GOVERNING LAW:

New York.

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EXPENSES:

The Borrower will pay all reasonable costs and expenses associated with the due diligence, syndication and closing of the Term B Facility and the preparation, negotiation and administration of all loan documentation, including, without limitation, the reasonable legal fees of the counsel to the Administrative Agent and BAS, regardless of whether or not the Term B Facility is closed. The Borrower will also pay the expenses of the Administrative Agent and each Lender in connection with the enforcement of any of the loan documentation.

COUNSEL TO THE ADMINISTRATIVE AGENT:

Cahill Gordon & Reindel LLP.

MISCELLANEOUS:

Each of the parties shall (i) waive its right to a trial by jury and (ii) submit to New York jurisdiction. The loan documentation will contain customary increased cost, withholding tax, capital adequacy and yield protection provisions.

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EXHIBIT C

Project Ski

Initial Conditions Precedent

[Capitalized terms not otherwise defined herein have the same meanings as specified therefor in the Commitment Letter to which this Exhibit C is attached]

CONDITIONS PRECEDENT:

The execution of the loan documentation for the Facilities, the closing and the initial extension of credit under the Facilities will be subject to the satisfaction of the following:

(i)            The Borrower shall have secured $275.0 million in Mezzanine Loans on substantially the terms set forth in the commitment letter (including the summary of terms attached thereto) of TCW/Crescent Mezzanine Management III, LLC and TCW/Crescent Mezzanine Management IV, LLC, dated January 22, 2006, and delivered to the Lead Arranger.

(ii)           The Lead Arranger and the Administrative Agent shall be reasonably satisfied with the purchase agreement or similar agreement (including all schedules and exhibits thereto) (the “Purchase Agreement”) related to the Acquisition (it being understood that the execution version dated January 22, 2006 is satisfactory); and the Purchase Agreement shall not have been amended or modified or any condition therein waived to the extent such amendment, modification or waiver is materially adverse to the Lenders without the prior written consent of the Lead Arranger and the Administrative Agent. The Acquisition shall have been consummated in accordance with the terms of the Purchase Agreement (except as modified or waived in accordance with the immediately prior sentence) and in compliance with applicable law and regulatory approvals. The Lead Arranger and the Administrative Agent shall be satisfied that common equity contributed in cash to Holdings by the Equity Investors of not less than 25% of the total Acquisition consideration (including fees and expenses), all of which shall have been further contributed to the common equity of the Borrower.

(iii)          All consents and approvals necessary for the Borrower to consummate the financing and the Acquisition of the Company shall have been obtained by Borrower, including, without limitation, to the extent applicable, under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

(iv)          Since October 29, 2005, except as disclosed in the disclosure schedules attached to the execution version of the Purchase Agreement dated January 22, 2006, there has not been a Material Adverse Effect on the Company. For purposes of the Commitment Letter, “Material Adverse Effect on the Company” means any change, circumstance, event or effect that would be materially adverse to the assets and liabilities, business, financial condition or results of operations of the Company and its subsidiaries, taken as a whole, other than any change, circumstance, event or effect resulting from (i) changes in general economic conditions, (ii) the announcement or pendency of the Purchase

Agreement and the transactions contemplated thereby, (iii) general changes or developments in the industries in which the Company and its subsidiaries operate, (iv) any actions required under the Purchase Agreement to obtain any approval or authorization under the HSR Act or any applicable Other Antitrust Laws (as defined in the Purchase Agreement) for the consummation of the transactions contemplated by the Purchase Agreement or (v) changes in any Laws (as defined in the Purchase Agreement) or applicable accounting regulations or principles, except, in the case of the foregoing clauses (i) and (iii), to the extent such changes or developments referred to therein would reasonably be expected to have a materially disproportionate impact on the business, financial condition or results of operations of the Company and its subsidiaries, taken as a whole, relative to other industry participants, it being understood that in the event the Company should fail to meet any expected financial or operating performance targets, the fact of such failure, alone, would not constitute a Material Adverse Effect on the Company (although any party can assert the facts underlying any such failure in any dispute as to whether there has been a Material Adverse Effect on the Company).

(v)           The Lenders shall have received a customary certification as to the financial condition and solvency of the Borrower and each Guarantor (after giving effect to the Transaction and the incurrence of indebtedness related thereto) from the chief financial officer of the Borrower.

(vi)          All documents and instruments required to create and perfect the security interests and liens on the Collateral shall have been executed and delivered to the Administrative Agent and, where applicable, filed or recorded or in proper form for filing or recording, in each case as required by the documentation of the Facilities. The Administrative Agent shall have received endorsements naming the Administrative Agent, on behalf of the Senior Lenders, as an additional insured or loss payee, as the case may be, under all insurance policies to be maintained with respect to the properties of the Borrower and its subsidiaries forming part of the Collateral.

(vii)         The Lead Arranger, the Administrative Agent and the Lenders shall have received (a) audited consolidated financial statements of the Company and its subsidiaries for the three fiscal years ended more than 75 days prior to the Closing Date (the “Audited Financial Statements”) and unaudited consolidated financial statements of the Company and its subsidiaries for any interim quarterly periods that have ended after the last fiscal year covered by the Audited Financial Statements and prior to 40 days prior to the Closing Date and for comparable periods of the preceding fiscal year (the “Unaudited Financial Statements”), in each case unless filed with the Securities and Exchange Commission, and pro forma financial statements as to Holdings and its subsidiaries giving effect to the Transaction for the most recently completed fiscal year covered by the Audited Financial Statement, each fiscal quarter covered by the Unaudited Financial Statements and for the latest twelve-month period ending more than 30 days prior to the Closing Date, which in each case shall meet the requirements of Regulation S-X under the Securities Act of 1933, as amended; (b) forecasts prepared by management of Holdings and its subsidiaries of balance sheets, income statements and cash flow statements for each month for the first twelve months following the Closing Date and for each

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year commencing with the first fiscal year following the Closing Date for the term of the Facilities (it being agreed that the forecasts furnished to the Lead Arranger and the Administrative Agent, dated January 12, 2006 are satisfactory); and (c) evidence that (1) the ratio of the sum of (x) total debt(a) of Holdings and its subsidiaries at the Closing Date plus (y) eight times rental expense of Holdings and its subsidiaries for the most recent four quarter period ended for which such financial statements have been completed (the “LTM Period”) to the consolidated EBITDAR (defined in a manner reasonably acceptable to the Lenders) of the Company and its subsidiaries for the LTM Period (which ratio shall be calculated reflecting the Transaction on a pro forma basis) was not greater than 6.75:1.00 and (2) the pro forma financial statements and forecasts were prepared in good faith on the basis of reasonable assumptions.

(viii)        There shall be no other material indebtedness of the Borrower or Guarantors to remain outstanding on the Closing Date, except for up to $1.0 million of indebtedness represented by capital leases and up to $6.0 million of indebtedness under the Paramus Mortgage Loan.

(ix)           The Facilities shall have received a debt rating from Moody’s Investors Service, Inc. and from Standard & Poor’s, a division of The McGraw-Hill Companies, Inc.

(x)            All accrued fees and expenses of the Administrative Agent, the Lead Arranger and the Lenders (including the fees and expenses of counsel for the Administrative Agent, and the Lead Arranger and local counsel for the Lenders) shall have been paid.

(xi)           The Lead Arranger shall have received brand appraisals and customary borrowing base appraisals and field audits, in each cash from third-party providers reasonably acceptable to the Lead Arranger.

(xii)          After giving effect to the consummation of the Transactions contemplated on the Closing Date (including any advances under the Facilities), no Event of Default shall then exist.

(a)           Total debt shall be defined in a manner reasonably acceptable to the Lenders and shall include an average debt concept to reflect the seasonality of business.

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